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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
American Power Conversion Corporation:

        We consent to the use of our reports dated February 4, 2003, with respect to the consolidated balance sheets of Amercian Power Conversion Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedule incorporated herein by reference and to the reference to our firm under the heading "Experts" in this registration statement on Form S-3.

                      /s/ KPMG LLP

Providence, Rhode Island
July 30, 2003

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Independent Auditors' Consent